Exhibit 5.1

ATTORNEYS AT LAW 100 North Tampa Street, Suite 2700 Tampa, FL 33602-5810 P.O. Box 3391 Tampa, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX www.foley.com CLIENT/MATTER NUMBER 107787-0108

February 17, 2015

Rock Creek Pharmaceuticals, Inc. 2040 Whitfield Avenue, Suite 300 Sarasota, Florida 34243

Ladies and Gentlemen:

We have acted as counsel to Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.), a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 27,250,239 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), in the manner set forth in the Registration Statement. The Shares consist of 12,241,825 issued shares of Common Stock (the “Issued Shares”) and 15,008,414 shares of Common Stock issuable upon the exercise of warrants (the “Issuable Shares”).

In connection with this opinion, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended to date; (iii) the Company’s By-laws, as amended to date; (iv) minutes, resolutions and records of the Company’s Board of Directors authorizing the issuance of the Shares subject to the Registration Statement, together with certain related matters; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon the foregoing, and in reliance thereon, we are of the opinion that:

1.                  The Issued Shares covered by the Registration Statement that are to be offered and sold from time to time by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

2.                  The Issuable Shares covered by the Registration Statement that are to be offered and sold from time to time by the Selling Stockholders have been duly authorized, and, when the Issuable Shares have been issued in accordance with the terms of the applicable warrant or other agreement, upon receipt of the consideration contemplated thereby, the Issuable Shares will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited solely to the federal laws of the United States of America and the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP

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